UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2020

QUANTUM ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-225892	98-0428608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3825 Rockbottom
Henderson, Nevada	89030
(Zip code)

(702)-323-6455
(Registrant’s telephone number, including area code)

218 N. Jefferson Street, Suite 400
Chicago, Illinois	60661
(Zip Code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Item 5.02 Addition of Directors or certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of certain Officers

On October 14, 2020, Robert Henry, and Timothy Brady were nominated and accepted positions as Directors of the Company. Both Mr. Henry, and Mr. Brady have served as advisors to the Company since November 2019, and March 2020 respectively. Their respective biographies, and related experience will be available on the company’s website by October 31, 2020.

Mr. Henry, and Mr. Brady bring a wide variety of experience and business competency to the Company at this time, which precedes the expansion of the Company as detailed herein.

Mr. Henry shall also serve as the Company Secretary, as well as on the Governance, Nomination and Audit Committees.

Mr. Brady shall serve on the Governance, Nomination and Audit Committees.

On October 14, 2020, after several months of negotiations, a draft proposal of an Agreement and Asset Acquisition Plan was completed and resolved by MP Special Purpose Corporation of Nevada, and submitted to the Board of the Company. It was resolved by the Board of Directors of the Company to execute and adopt the agreement and plan to further the Company’s energy related holdings, and to include the processing of rare earth elements to be sold to manufacturers on a worldwide basis.

The asset acquisition plan includes cash, real estate and technology licenses that will be individually presented to the Company over the next few months for approval or rejection. The assets are highly targeted in the area to rare earth mining and processing of rare earth for energy related applications, and magnetic products.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit No. Description

99.1 Consent of appointment of Robert Henry to Board of Directors

99.2 Consent of appointment of Timothy Brady to Board of Directors

99.3 Agreement and Asset Acquisition Plan

99.4 News Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 19, 2020

QUANTUM ENERGY INC.

By:	/s/ Jeffrey Mallmes
Jeffrey Mallmes, Director, Co-Chairman of the Board, Chief Executive Officer